Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FIRST QUARTER 2009
– Revenue of $128.1 Million –
– Net Income of $6.0 Million –
– Operating Expenses Down 32% Over Prior First Quarter –
– First Quarter Free Cash Flow of $17.2 Million –
– Consolidated Debt Reduced by $39.7 Million –
     SIOUX FALLS, SD, April 22, 2009 – LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $128.1 million compared to $139.8 million in the first quarter of 2008. The Company also reported operating income of $7.1 million compared to an operating loss of $(1.8) million in the first quarter of 2008, and net income of $6.0 million or $0.27 per basic share and $0.26 per diluted share for the first quarter of 2009 compared to a net loss of $(13.0) million or $(0.57) per share (basic and diluted) for the prior year period.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended March 31,
	2009	2008
Total revenue	$128,092	$139,787
Operating income (loss)	7,121	(1,847)
Net income (loss)	5,958	(13,011)
Net income (loss) per common share (basic)	$0.27	$(0.57)
Net income (loss) per common share (diluted)	$0.26	$(0.57)
Adjusted Operating Cash Flow(1)	$34,604	$34,551
Average shares outstanding (basic)	22,479,164	22,782,100
Average shares outstanding (diluted)	22,498,914	22,782,100

(1)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, and restructuring, integration and reorganization expenses.

     “Our decision last year to move early and decisively to right size our operations to the deteriorating economic conditions continued to produce impressive results during the First Quarter” said Scott C. Petersen, LodgeNet Chairman and CEO.  “Our proactive approach to reduce operating costs and capital investment levels, while continuing to focus on the expansion of our strategic growth initiatives that are directed at building non-guest entertainment revenues, again drove a significant expansion in free cash flow and a major reduction in our consolidated debt levels.”
     First Quarter operating highlights include:
•	Total Revenue: $128.1 million this year, off 8.4% from $139.8 million last year.

•	Strategic Growth Initiatives: revenue up 27% to $51.6 million; and, gross profit up 94% to $9.1 million.

•	Operating Expenses: reduced 32% to $20.8 million this year from $30.6 million in 2008.

•	Adjusted Operating Cash Flow*: stable quarter over quarter at $34.6 million.

•	Cash from Operations: up 76% to $20.9 million this year from $11.9 million last year.

•	Capital Investment: lowered 72% to $5.3 million this quarter, compared to $18.9 million in 2008.

•	Free Cash Flow**: equaled $17.2 million this year compared to $(1.0) million in the first quarter of 2008.

•	Consolidated Debt: reduced $39.7 million during the first quarter of 2009; equaled $548.8 million as of March 31; leverage ratio equals 4.04x as compared to the covenant requirement of 4.25x.
     “While we have seen some signs of stabilization in the travel economy, the operating environment remains challenging,” continued Petersen.  “We will continue to take a very conservative approach to operating expenses and capital expenditures. During the next two quarters, we anticipate that we will maintain Systems Operations and SG&A expenses within the $21 to $23 million per quarter range, and we will hold our quarterly capital investment program to the $5 to $6 million level pending an improvement in the economy. As a result, we will continue to be in a position to allocate the majority of our cash from operations to reducing our debt and leverage ratio. We remain absolutely committed to maintaining compliance with our debt leverage covenants throughout 2009 and believe we are taking the necessary steps to do so.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2009 VERSUS
THREE MONTHS ENDED MARCH 31, 2008
     Total revenue for the first quarter of 2009 was $128.1 million, a decrease of $11.7 million or 8.4%, compared to the first quarter of 2008. The decrease in revenue was from Guest Entertainment services, offset, in part, by revenue increases from Hotel Services, System Sales and Professional Services to hotels and System Sales to hospitals. The average monthly total revenue per room was $22.99 for the first quarter of 2009 compared to $25.12 for the first quarter of 2008, a decrease of 8.5%.
     Hospitality revenue, which includes Guest Entertainment, Hotel Services, and System Sales and Related Services, decreased $13.0 million, or 9.5%, to $124.0 million for the first quarter of 2009 as compared to $137.0 million for the prior year quarter. As a result of the current state of the economy, hotel occupancy declined by 12.2% during the first quarter 2009 compared to the same period last year. Average monthly Hospitality revenue per room was $22.26 for the first quarter of 2009, a decrease of 9.6% as compared to $24.62 per room in the first quarter of 2008.
     Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music, and Internet access through the television, decreased $22.7 million, or 22.9%, to $76.5 million in the first quarter of 2009. The decline resulted from reduction in occupancy rates and a cautious consumer environment.  On a per-room basis, monthly Guest Entertainment revenue for the first quarter of 2009 declined 23.0% to $13.73 compared to $17.83 for the first quarter of 2008.  Average monthly movie revenue per room was $12.93 for the first quarter of 2009, a 21.7% reduction as compared to $16.51 per room in the prior year quarter.

     Hotel Services revenue, which includes revenue paid by hotels for television programming and broadband Internet service and support, increased $3.5 million or 11.8%, to $32.9 million in the first quarter of 2009 versus $29.4 million for the first quarter of 2008. On a per-room basis, monthly Hotel Services revenue for the first quarter of 2009 increased 11.5% to $5.90 compared to $5.29 for the first quarter of 2008.  Monthly television programming revenue per room increased 12.8% to $5.37 for the first quarter of 2009 as compared to $4.76 for the first quarter of 2008.  This increase resulted primarily from the continued installation of high definition television systems and related TV programming services.  Recurring broadband Internet revenue per room for the first quarter of 2009 was $0.51 compared to $0.53 for the first quarter of 2008.
     System Sales and Related Services, including the sales of broadband Internet equipment, TV programming reception equipment, Internet conference services and HDTV installations services to hotels, increased $6.3 million or 74.9%, to $14.7 million for the first quarter of 2009 as compared to $8.4 million for the first quarter of 2008. During the quarter, we completed a large HDTV equipment conversion contract, which contributed approximately $4.2 million of the increase.
     Other Revenue, including the sale of interactive systems and services to Healthcare facilities and revenue from Advertising and Media Services, increased $1.3 million or 45.2%, to $4.1 million during the first quarter of 2009 versus $2.8 million in the first quarter of 2008. For the first quarter of 2009, Healthcare revenue increased by $1.6 million and Advertising and Media revenue decreased by $0.3 million, or 16.1%, versus the prior year quarter.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 3.6% or $2.8 million, to $73.1 million in the first quarter of 2009 as compared to $75.9 million in the first quarter of 2008.  The decrease in total direct costs was primarily due to decreased hotel commissions and royalties of $8.5 million, which varies with revenue, offset, in part, by increases in the amount paid for TV programming of $2.5 million, which varies with the number of rooms served, and incremental equipment and service direct costs of $4.4 million, which varies with revenue.  Total direct costs as a percentage of revenue were 57.1% this quarter as compared to 54.3% reported for the first quarter of 2008.  The percentage increase resulted from a change in the composition of our revenue, quarter over quarter, driven by the increased percentage of revenue generated by TV programming and system sales, which generally have a lower margin.
     System Operations expenses decreased $5.1 million or 32.9%, to $10.3 million in the first quarter of 2009 as compared to $15.4 million in the first quarter of 2008. The decrease resulted from the synergies derived from the consolidation of the acquired On Command operations and our expense reduction initiatives implemented in the fourth quarter of 2008 and the first quarter of 2009. As a percentage of revenue, System Operations expenses were 8.1% this quarter as compared to 11.0% in the first quarter of 2008. Per average installed room, System Operations expenses decreased 33.2% to $1.85 per room per month compared to $2.77 in the prior year quarter. Without certain targeted and temporary cost reduction initiatives implemented in the First Quarter, which we do not expect to necessarily recur, our monthly System Operations expenses per room would have been approximately $1.92.
     Selling, General and Administrative (SG&A) expenses decreased $4.8 million or 31.5%, from $15.2 million in the first quarter of 2008 to $10.4 million in the current quarter. This decrease also resulted from achieving the expected synergies related to the consolidation of duplicative general and administrative functions from our 2007 acquisitions and our expense reduction initiatives implemented in the fourth quarter of 2008 and the first quarter of 2009. As a percentage of revenue, SG&A expenses were 8.1% in the current quarter compared to 10.9% in the first quarter of 2008. SG&A expenses per average installed room decreased 31.8% to $1.87 as compared to $2.74 in the first quarter of 2008. Without certain targeted and temporary cost reduction initiatives implemented in the First Quarter, which we do not expect to necessarily recur, the monthly expenses per room would have been approximately $1.99.
     Depreciation and amortization expenses were $27.1 million in the first quarter of 2009 as compared to $33.1 million in the first quarter of 2008. The decline was due to certain acquired assets becoming fully depreciated and the reduction in capital investments. The current quarter’s depreciation and amortization expenses included $2.5 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command versus $3.2 million in the first quarter of 2008. As a percentage of revenue, total depreciation and amortization expenses were 21.1% in the first quarter of 2009 as compared to 23.7% in the first quarter of 2008.
     For the first quarter of 2009, we incurred reduction in force expenses of $0.1 million related to our reorganization initiatives. In the first quarter of 2008, we incurred $2.0 million for the personnel reduction related to the acquisition of On Command and StayOnline. The restructuring and reduction in force expenses were primarily related to employee severance and the consolidation of remote offices.

     During the first quarter of 2009, as part of our debt reduction plan, we acquired, through a wholly-owned subsidiary as a permitted investment under our Credit Facility, $31.5 million of outstanding debt at 70.5% of par value and recorded a gain on the consolidation of that debt in the amount of $9.3 million. During the quarter, we also paid down $8.2 million of debt, of which $6.6 million was at the election of the Company, and, as a result, incurred a $0.5 million loss on early retirement of debt.
     Interest expense was $9.9 million in the current quarter versus $11.0 million in the first quarter of 2008. The decrease primarily resulted from the change in weighted average long-term debt, which decreased to $570.9 million during the first quarter of 2009 from $626.1 million in the first quarter of 2008. The weighted average interest rate during the first quarter of 2009 was 6.92% versus 7.01% for the first quarter 2008.
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses, was $34.6 million for this quarter of 2009, the same amount reported for the first quarter of 2008. Restructuring, integration and reorganization expenses were $0.1 million in the first quarter of 2009 as compared to $2.8 million in the first quarter of 2008. Also in the first quarter of 2009, operating income increased $9.0 million to $7.1 million, as compared to an operating loss of $(1.8) million in the first quarter of 2008.
     Net income was $6.0 million for the first quarter of 2009, compared to a net loss of $(13.0) million in the prior year quarter. Net income per share for the first quarter of 2009 was $0.27 and $0.26 for basic and diluted, respectively, compared to net loss per basic and diluted share of $(0.57) in the first quarter of 2008. For the current quarter, net income included $2.6 million of acquisition related costs for restructuring, integration, reorganization and amortization of acquired intangibles as compared to $5.9 million during the same period of last year. The net income for 2009 also includes a gain of $9.3 million resulting from our purchase of the $31.5 million our long-term debt described above.
     For the first quarter of 2009, cash provided by operating activities was $20.9 million, after utilizing $1.5 million of cash for restructuring and reorganization related activities. Cash used for property and equipment additions, including growth related capital, was $5.3 million. During the quarter, we made the required Term B quarterly payment of $1.6 million and also paid $6.6 million of elective prepayments against the Term B portion of the Credit Facility. As part of the previously discussed debt reduction plan, we used $10.8 million of cash for the payment of acquired debt. During the first quarter of 2008, cash provided by operating activities was $11.9 million, after utilizing $6.0 million of cash for integration and restructuring related activities. Cash used for property and equipment additions for the prior year quarter, including growth-related capital and other investing activities, was $18.9 million. The company made the required Term B repayment of $1.6 million during the first quarter of 2008.
     Pursuant to our proactive management plan, we intentionally decreased our capital investment activities during the quarter. In the first quarter of 2009, we installed 5,400 new rooms and converted 2,636 rooms as compared to 15,065 new rooms and 17,835 converted rooms during the first quarter of 2008.  New HD installations comprised 4,403, or 81.5% of new systems installed in the current quarter, as compared to 8,090, or 53.7% of new rooms, in the first quarter of 2008.  During the quarter, all of our 2,636 converted rooms were HD as compared to 15,184, or 85.1% of converted rooms, in the first quarter of 2008. As we expected, the average investment cost per newly-installed HD room increased during the first quarter of 2009 from $413 in the first quarter of 2008 to $465, a result of a smaller average room size and a smaller room base to absorb certain fixed overhead cost, period over period.  The average investment per converted HD room also increased as expected by 2.6% to $357 during the first quarter of 2009, compared to $348 in the first quarter of 2008 because of the same factors noted above.
Outlook
     For the second quarter of 2009, LodgeNet expects to report revenue in the range of $124.0 million to $128.0 million. Adjusted Operating Cash Flow* in the second quarter of 2009 is expected to be in a range from $33.0 million to $37.0 million while Free Cash Flow** is anticipated to be in a range of $15.0 million to $16.0 million during the period. Additional guidance information for the second quarter of 2009 can be found in the Q1 2009 presentation slides, located under Company Presentations in the Investor Center section of the LodgeNet corporate website, www.lodgenet.com.

* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.
** Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital and further excludes cash used for restructuring, integration and reorganization activities and settlement of previously acquired debt.

     The Company will also host a teleconference to discuss its results April 22, 2009, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
     To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, adjusted net loss, free cash flow, and adjusted free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects on insurance recoveries and equipment impairment included in Other Operating Income. Adjusted net loss is a non-GAAP measure which we define as net loss exclusive of amortization of purchased intangibles, debt refinancing, impairment, restructuring and reorganization charges and integration expenses. Adjusted free cash flow, a non-GAAP measure, is defined as free cash flow, as defined above, and further excludes the effect of cash consideration paid for acquisitions, debt tender, and integration, restructuring and reorganization activities. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses.  LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,100 hotel properties worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our 2009 guidance, including revenue, adjusted operating cash flow, free cash flow, Systems Operations and SG&A Expense, capital investment, and compliance with credit agreement covenants are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$7,041	$10,800
Accounts receivable, net	68,350	63,620
Other current assets	8,364	9,107

Total current assets	83,755	83,527

Property and equipment, net	254,413	273,830
Debt issuance costs, net	8,158	9,117
Intangible assets, net	112,694	115,134
Goodwill	100,081	100,081
Other assets	8,418	8,097

Total assets	$567,519	$589,786

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$50,750	$44,291
Other current liability	12,935	1,446
Current maturities of long-term debt	7,416	7,597
Accrued expenses	20,253	23,870
Deferred revenue	14,797	17,168

Total current liabilities	106,151	94,372

Long-term debt	541,360	580,923
Other long-term liabilities	40,613	43,239

Total liabilities	688,124	718,534

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 50,000,000 shares authorized; 23,009,164 and 23,014,164 shares outstanding at March 31, 2009 and December 31, 2008, respectively	230	230
Treasury stock, at cost: 530,000 shares at March 31, 2009 and December 31, 2008	(5,737)	(5,737)
Additional paid-in capital	332,924	332,649
Accumulated deficit	(410,098)	(416,056)
Accumulated other comprehensive loss	(37,924)	(39,834)

Total stockholders’ deficiency	(120,605)	(128,748)

Total liabilities and stockholders’ deficiency	$567,519	$589,786

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Hospitality	$124,041	$136,998
Other	4,051	2,789

Total revenues	128,092	139,787

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality	70,321	73,783
Other	2,819	2,127
Operating expenses:
System operations	10,326	15,387
Selling, general and administrative	10,425	15,225
Depreciation and amortization	27,105	33,100
Restructuring charge	107	2,002
Other operating (income) expense	(132)	10

Total direct costs and operating expenses	120,971	141,634

Income (loss) from operations	7,121	(1,847)

Other income and (expenses):
Interest expense	(9,881)	(10,974)
Gain on extinguishment of debt	9,295	—
Loss on early retirement of debt	(541)	—
Other income	175	11

Income (loss) before income taxes	6,169	(12,810)
Provision for income taxes	(211)	(201)

Net income (loss)	$5,958	$(13,011)

Net income (loss) per common share (basic)	$0.27	$(0.57)

Net income (loss) per common share (diluted)	$0.26	$(0.57)

Weighted average shares outstanding (basic)	22,479,164	22,782,100

Weighted average shares outstanding (diluted)	22,498,914	22,782,100

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities:
Net income (loss)	$5,958	$(13,011)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,105	33,100
Gain on extinguishment of debt	(9,297)	—
Loss on early retirement of debt	541	—
Share-based compensation	271	509
Other, net	(133)	16
Change in operating assets and liabilities:
Accounts receivable, net	(4,449)	(4,556)
Other current assets	730	1,527
Accounts payable	6,499	(1,190)
Accrued expenses and deferred revenue	(6,039)	(4,287)
Other	(239)	(211)

Net cash provided by operating activities	20,947	11,897

Investing activities:
Property and equipment additions	(5,301)	(18,935)

Net cash used for investing activities	(5,301)	(18,935)

Financing activities:
Repayment of long-term debt	(8,200)	(1,563)
Payment of capital lease obligations	(523)	(413)
Borrowings on revolving credit facility	—	30,000
Repayments of revolving credit facility	—	(23,000)
Purchase of long-term debt	(10,750)	—
Proceeds from investment in long-term debt	91	—
Purchase of treasury stock	—	(4,662)

Net cash (used for) provided by financing activities	(19,382)	362

Effect of exchange rates on cash	(23)	(57)

Decrease in cash and cash equivalents	(3,759)	(6,733)
Cash and cash equivalents at beginning of period	10,800	25,569

Cash and cash equivalents at end of period	$7,041	$18,836

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	1st Qtr ’09	4th Qtr ’08	3rd Qtr ’08	2nd Qtr ’08	1st Qtr ’08
Room Base Statistics
Total Rooms Served (1)	1,973,472	1,977,015	1,970,752	1,969,524	1,968,000
Total Guest Entertainment Rooms (2)	1,849,304	1,866,353	1,862,885	1,865,594	1,863,599
Total HD Rooms (3)	199,290	191,491	163,768	137,034	109,980
Percent of Total Guest Entertainment Rooms	10.8%	10.3%	8.8%	7.3%	5.9%
Total Television Programming (FTG) Rooms (4)	1,106,833	1,105,754	1,098,687	1,087,448	1,076,894
Percent of Total Guest Entertainment Rooms	59.9%	59.2%	59.0%	58.3%	57.8%
Total Broadband Internet Rooms (5)	229,184	229,003	227,880	222,421	221,906
Percent of Total Rooms Served	11.6%	11.6%	11.6%	11.3%	11.3%

Revenue Per Room Statistics (per month)

Hospitality
Guest Entertainment	$13.73	$13.75	$16.85	$17.09	$17.83
Hotel Services	5.90	5.55	5.52	5.40	5.29
System Sales and Related Services	2.63	1.84	1.42	1.28	1.50

Total Hospitality	22.26	21.14	23.79	23.77	24.62
Other (Healthcare and Advertising Media)	0.73	0.62	0.51	0.88	0.50

Total Revenue Per Room	$22.99	$21.76	$24.30	$24.65	$25.12
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)

Hospitality Revenue:
Guest Entertainment	$76,488	$76,739	$93,808	$95,208	$99,203
Hotel Services	32,889	30,970	30,714	30,082	29,410
System Sales and Related Services	14,664	10,250	7,954	7,200	8,385

Total Hospitality	124,041	117,959	132,476	132,490	136,998
Other Revenue (Healthcare and Advertising Media)	4,051	3,466	2,844	4,857	2,789

Total Revenue	$128,092	$121,425	$135,320	$137,347	$139,787
Adjusted Operating Cash Flow (6)	$34,604	$31,942	$34,611	$36,730	$34,551

Reconciliation of Adjusted Operating Cash Flow to Operating Income (Loss)
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$34,604	$31,942	$34,611	$36,730	$34,551
Depreciation and Amortization	(24,638)	(26,247)	(26,430)	(29,886)	(29,948)
Amortization of Acquired Intangibles	(2,467)	(3,165)	(2,616)	(2,616)	(3,152)
Share Based Compensation	(271)	(540)	(542)	(685)	(508)
Impairment Charge	—	(11,212)	—	—	—
Restructuring Charge	(107)	(1,905)	(323)	(817)	(2,002)
Integration Expense	—	(13)	(75)	(249)	(788)
Insurance Proceeds	—	—	—	815	—

Operating Income (Loss)	$7,121	$(11,140)	$4,625	$3,292	$(1,847)

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.